Execution Version
THIRD AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Third Amendment”) is entered into and made effective as of July 18, 2025 (the “Effective Date”), by and among Salarius Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”); Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”); and Decoy Therapeutics Inc., a Delaware corporation (the “Company”). Parent, Merger Subs and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”.

RECITALS

A.        The Parties previously entered into that certain Agreement and Plan of Merger dated January 10, 2025, as amended by the certain First Amendment to Agreement and Plan of Merger dated as of March 28, 2025 and that certain Second Amendment to Agreement and Plan of Merger dated June 10, 2025 (as amended, the “Merger Agreement”); and

B.        The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this Third Amendment and the respective boards of directors of the Parent, each MergerSub and the Company have each approved this Third Amendment to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Exhibit E – Form of Certificate of Designation – Series B. The Form of Certificate of Designation - Series B attached hereto is hereby added to the Merger Agreement as Exhibit E.
2.    Section 1.5 is hereby amended and restated in its entirety to read as follows:
The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing and amounts reserved for Company Options and Company Warrants shall be:
(a)(i) shares of Parent Common Stock (“Parent Common Stock Payment Shares”), equal to 19.9% of the outstanding shares of Parent Common Stock as of January 10, 2025 minus (ii) any shares of Parent Common Stock issued in any private placement between January 10, 2025 and the First Effective Time (the “Parent Common Stock Consideration Cap”); and
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(b)    shares of Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares”) such that the total amount of Parent Common Stock Payment Shares and Parent Common Stock underlying the Parent Preferred Stock shall equal (i) the Exchange Ratio minus (ii) the number of shares of Parent Common Stock underlying the Parent Series B Preferred Stock. Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the stockholders of the Company upon conversion of any and all shares of Parent Convertible Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit C (the “Preferred Stock Conversion Proposal”).
3.     Section 5.15(b) is hereby amended and restated in its entirety as follows:
            (b)     Parent will prepare and deliver to the Company on or prior to the Determination Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth (as of immediately prior to the First Effective Time, excluding any shares to be issued in the Qualified Financing(s) following June 10, 2025) (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options, Parent Warrants or Parent RSUs, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock underlying the Parent Options, Parent Warrants or Parent RSUs as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
4.    Section 5.21 is hereby added to the Merger Agreement to read as follows:
5.21 Company Promissory Note Exchange. Immediately following the Second Effective Time, Parent shall effectuate the transactions contemplated by the Note Exchange Agreements.
5.     Section 6.2 amended and restated in its entirety to read as follows:
6.2 Certificate of Designation. Parent shall have filed each Certificate of Designation with the Secretary of State of the State of Delaware.
6.         Amendments to Certain Definitions Set forth in Exhibit A attached to the Merger Agreement.
1.
2.
3.

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4.
5.
6.1 The definition of “Certificate of Designation” is hereby amended and restated in its entirety to read as follows:
“Certificate of Designation - Series A” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit C.

6.2 The definition of “Parent Convertible Preferred Stock” is hereby amended and restated in its entirety to read as follows:

“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation – Series A.

6.3     The definition of “Parent Outstanding Shares” is hereby amended and restated in its entirety to read as follows:

“Parent Outstanding Shares” means, subject to adjustment for any stock split, reclassification, or exchange, the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis, calculated in accordance with the treasury method, minus the shares issued in the Qualified Financing(s) after June 10, 2025, and (i) assuming, without limitation or duplication, the settlement in shares of each in-the-money Parent Option and in-the-money Parent Warrant outstanding as of the First Effective Time pursuant to Section 5.3(a), and (ii) the issuance of shares of Company Common Stock in respect of all other outstanding restricted stock units or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the consummation of the Merger. A Parent Option or Parent Warrant is out-of-the-money if its exercise price is equivalent to or greater than the closing price of Company Common Stock on the last trading day prior to the Determination Date, and is in-the-money if its exercise price is less than such amount.

6.4     The following definitions are hereby added to Exhibit A to read as follows:

“Certificate of Designation- Series B” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit E.
“Company Promissory Notes” means those certain Original Issue Discount Promissory Notes issued by the Company under 2023 Securities Purchase Agreements

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and Original Issue Discount Senior Unsecured Promissory Notes issued by the Company under that certain Securities Purchase Agreement dated May 20, 2025.
“Note Exchange Agreements” means the binding written agreements between the Company and certain holders of Promissory Notes of the Disclosure Schedule to effect the Promissory Note Exchange.

“Parent Series B Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation – Series B.

“Promissory Note Exchange” means the exchange of Company Promissory Notes set forth in Section 2.6 of the Company Disclosure Schedule for shares of Parent Series B Preferred Stock in accordance with the Note Exchange Agreements, pursuant to which the exchanging noteholders will receive such number of shares of Parent Common Stock underlying the shares of Parent Series B Preferred Stock resulting from the quotient of (a) the outstanding principal and interest of the subject Company Promissory Notes divided by (b) the price per share offered to the public pursuant to that certain Registration Statement on Form S-1 originally filed by Parent with the SEC on January 21, 2025 (file no. 333-284368).
3.          APPLICABLE LAW. This Third Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.
4.         HEADINGS. The bold-faced headings contained in this Third Amendment are for convenience of reference only, shall not be deemed to be a part of this Third Amendment and shall not be referred to in connection with the construction or interpretation of this Third Amendment.
5.         ASSIGNABILITY. This Third Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Third Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Third Amendment or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
6.         CONSTRUCTION.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.  The terms of this Third Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this Third Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Third Amendment. If there is any conflict between the terms, conditions and obligations of this Third Amendment and the Merger Agreement, this Third Amendment’s terms, conditions and obligations shall control.  All other provisions of the Merger Agreement not

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specifically modified by this Third Amendment are expressly preserved.  This Third Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.
7.         AUTHORITY.  By their execution of this Third Amendment, the undersigned Parties hereby confirm that they are duly authorized to execute this Third Amendment and any necessary requisite approval has been obtained with respect to this Third Amendment and all matters set forth herein.
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IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the Effective Date.

PARENT:

Salarius Pharmaceuticals, Inc. By: /s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE FIRST MERGER SUB:

Decoy Therapeutics MergerSub I, Inc. By: /s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE SECOND MERGER SUB:

Decoy Therapeutics MergerSub II, LLC By: /s/ Mark Rosenblum Name: Mark Rosenblum Title: Chief Financial Officer

THE COMPANY:

Decoy Therapeutics Inc. By: /s/ Frederick Pierce II Name: Frederick Pierce II Title: Chief Executive Officer

[Signature Page to Third Amendment to Agreement and Plan of Merger]
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Exhibit E

Certificate of Designation – Series B

[attached]
Exhibit E
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